                                                                     EXHIBIT 3.1


                              TRANSIT GROUP, INC.

                             AMENDED AND RESTATED
                    CERTIFICATE OF DESIGNATION, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                    OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                      AND QUALIFICATIONS, LIMITATIONS AND
                             RESTRICTIONS THEREOF

                             ____________________

                      Pursuant to Section 607.1004 of the
                       Florida Business Corporation Act

                             ____________________



          TRANSIT GROUP, INC. (the "Company"), a corporation organized and existing under the laws of the State of Florida, hereby certifies that pursuant to the provisions of Section 607.1004 of the Florida Business Corporation Act, its Board of Directors, by action taken April 10, 2001, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

          WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the articles of incorporation, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Florida Business Corporation Act; and

          WHEREAS, the Board of Directors has previously created and fixed the terms of the Series A Preferred Stock; and

          WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to amend the terms of the Series A Convertible Preferred Stock of the Company and the number of shares constituting such preferred stock;

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A Convertible Preferred Stock on the terms and with the provisions herein set forth:

                             AMENDED AND RESTATED
                  TERMS, PREFERENCES, RIGHTS AND LIMITATIONS

                                      of

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      of

                              TRANSIT GROUP, INC.



           The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Series A Convertible Preferred Stock or the holders thereof are as follows:

           1. Definitions. For purposes of this Designation, the following definitions shall apply:

          "Amendment Date" shall mean the date this amended and restated certificate is filed with the Florida Department of State.

          "Board" shall mean the Board of Directors of the Company.

          "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Company.

          "Company" shall mean Transit Group, Inc., a Florida corporation.

          "Conversion Price" shall mean the amount computed by dividing the Liquidation Preference by the Conversion Ratio.

          "Conversion Ratio" has the meaning set forth in Section 7 hereof.

          "Convertible Preferred Stock" shall refer to shares of Series A Convertible Preferred Stock, no par value per share, of the Company.

          "Current Market Price," when used with reference to shares of Common Stock or other securities on any date, shall mean the average of the daily market prices for the 10 consecutive Trading Days immediately prior to such date. The daily market price for each such Trading Day shall be (i) the last sale price on such day on the principal stock exchange or NASDAQ Stock Market on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange or market, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or market, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange or such market, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by NASDAQ or the National Quotation Bureau, Inc., (iv) if neither

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such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers ("NASD") selected mutually by the Required Holders and Company or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Required Holders and one of which shall be selected by Company.

          "Dividend Rate" shall mean 9% per annum.

          "Event of Default" shall have the meaning assigned to it in the Purchase Agreement and shall also mean the failure of the Company to redeem shares of Convertible Stock pursuant to Section 6 hereof.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such similar Federal statute.

          "Fair Market Value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction, with neither being under any compulsion to buy or sell.

          "Fully Diluted Outstanding" shall mean, with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock outstanding at such date and all shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock outstanding on such date, and other options or warrants to purchase, or securities convertible into, shares of Common Stock outstanding on such date which would be deemed outstanding in accordance with GAAP for purposes of determining book value or net income per share.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

          "Liquidation Preference" shall mean $5.00 per share.

          "Organic Change" shall mean (A) any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Company,
(B) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (C) any merger or consolidation to which the Company is a party and which the holders of the voting securities of the Company immediately prior thereto own less than a majority of the outstanding voting securities of the surviving entity immediately following such transaction, or (D) any transaction, other than the conversion of accrued and unpaid dividends on the Series B Preferred Stock into additional shares of Series B Preferred Stock, following which any Person or group of Persons (as such term is used in Section 13(d) of the Exchange Act) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) securities of the Company representing 50% or more of the voting securities of the Company then outstanding. For purposes of the preceding sentence, "voting securities" shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).


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

          "Original Issue Date" shall mean the date of the original issuance of shares of Convertible Preferred Stock.

          "Permitted Issuances" shall mean issuances of shares of Common Stock
(i) upon the exercise or conversion of warrants or convertible securities of the Company outstanding on the Original Issue Date (including the Convertible Preferred Stock), (ii) upon the exercise of employee stock options issued with the approval of the Company's Board of Directors pursuant to Company's current stock option plans, (iii) as consideration in connection with Permitted Acquisitions (as such term is defined in the Purchase Agreement) at a price (or deemed price) per share equal to or greater than the lower of (x) the Current Market Price per share of Common Stock (calculated as of the date on which such price per share is agreed upon whether upon the signing of a letter of intent, if so provided therein, or the signing of a definitive purchase agreement) and
(y) the Conversion Price, (iv) upon the exercise of options to purchase up to an additional 30,000,000 shares of Common Stock issued with approval of the Company's Board of Directors, (v) upon the exercise of options to purchase shares of Common Stock issued to the bank group led by Bank One, N.A., the Company's primary lender, and General Electric Capital Corporation, and (vi) issued upon the conversion of Series B Preferred Stock. "Permitted Issuances" shall also include the issuance of Series B Preferred Stock (i) as a placement fee relating to the purchase of the Series B Preferred Stock and as a deferral fee to certain members of the Carroll Fulmer family in an aggregate amount up to 1,100,000 shares, (ii) as a dividend to holders of the Series B Preferred Stock, (iii) in connection with the conversion of certain indebtedness owed by the Company to Philip A. Belyew and certain other individuals in an amount up to 95,000 shares, and (iv) to holders of the Convertible Preferred Stock for dividends accrued prior to January 31, 2001.

          "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Purchase Agreement" shall mean the Purchase Agreement, dated as of May 13, 1999, by and between the Company and Purchaser named therein, as amended on the Amendment Date, and as it may be amended from time to time, a copy of which is on file at the principal office of the Company.

          "Redemption Date" shall mean the date on which any shares of Convertible Preferred Stock are redeemed by the Company.

          "Redemption Price" has the meaning set forth in Section 6(a) (i) of this Certificate of Designation.

          "Required Holders" shall mean the holders of at least a majority of the outstanding shares of Convertible Preferred Stock.

          "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock , no par value, of the Company.

          "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

           "Trading Day" shall mean a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange or NASDAQ market, a day on which such exchange or market is open for the transaction of business.

           2. Designation: Number of Shares. The designation of the preferred stock authorized by this resolution shall be "Series A Convertible Preferred Stock" and the number of shares of Convertible Preferred Stock authorized hereby shall be 5,000,000 shares.

           3.    Dividends.

           (a) So long as any shares of Convertible Preferred Stock shall be outstanding, the holders of such Convertible Preferred Stock shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Board of Directors of the Company, preferential dividends in cash at the Dividend Rate on the Liquidation Preference hereunder. Such dividends shall be cumulative and begin to accrue from January 31, 2001 whether or not declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of those dividends. All dividends that have accrued through January 31, 2001, totaling $1,875,000, have been converted into Series B Preferred Stock at a price of $5.00 per share, which conversion satisfies all dividend obligations of the Company through such date.

           (b) So long as any shares of Convertible Preferred Stock shall be outstanding, (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on account of any Common Stock, and (ii) no shares of Common Stock shall be purchased, redeemed or acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof, other than redemptions of shares of Common Stock pursuant to contractual obligations in existence on the Amendment Date and the Series B Preferred Stock.

           (c) Notwithstanding anything to the contrary herein, the Company shall be entitled to pay preferential dividends in cash at 10.5 % per annum on the liquidation preference of the Series B Preferred Stock of the Company, when and as declared by the Board.

           4.    Liquidation Rights of Convertible Preferred Stock.

           (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any share of any other class or series of the Company's preferred stock ranking junior to the Convertible Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Company, and after the payment in full of the liquidation preference on the Series B Preferred Stock, an amount equal to the Liquidation Preference plus all declared or accrued and unpaid dividends in respect of any liquidation, dissolution or winding up consummated.

           (b) If upon any liquidation, dissolution or winding up of Company, whether voluntary or involuntary, the remaining assets to be distributed among the holders of Convertible Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Company remaining to be distributed shall be distributed ratably among the holders of Convertible Preferred Stock, based on the full preferential amounts for the number of shares of Convertible Preferred Stock held by each holder.

           (c) After payment to the holders of Convertible Preferred Stock of the amounts set forth in Section 4(a) hereof, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of any Company stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock, in which distribution the holders of Convertible Preferred Stock and the Series B Preferred Stock shall participate on an as if converted basis.

           (d) If there is an Organic Change of the type referred to in clauses (a) or (c) of the definition of Organic Change, then such transaction shall be deemed a liquidation for purposes of distributions to stockholders of the consideration received in such transaction, subject, however, to the provisions of Section 5(b)(iii) hereof; provided, however, that solely for the purposes of this Section 4(d), an Organic Change of the type referred to in such clause (c) shall not be deemed a liquidation for purposes of this Section 4(d) if, immediately after consummation of the Organic Change, the stockholders of Company (as determined immediately prior to such Organic Change) own at least 35% of the voting capital stock of the surviving entity.

           5. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Convertible Preferred Stock shall have the following voting rights:

           (a) So long as any of the Convertible Preferred Stock is outstanding, each share of Convertible Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together as a single and not separate class with other shares entitled to vote at all meetings of the stockholders of the Company. With respect to any such vote, each share of Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock of the Company into which such share of Convertible Preferred Stock is convertible on the record date for such vote.

           (b) The affirmative vote of the Required Holders, voting together as a class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or pursuant to a written consent of stockholders shall be necessary to

           (i) authorize, adopt or approve an amendment to the articles of incorporation of the Company which would alter or change in any manner the terms, powers, preferences or special rights of the shares of Convertible Preferred Stock or grant waivers thereof, or which would otherwise adversely affect the rights of the Convertible Preferred Stock, provided that no such modification or amendment may, without the consent of each holder of Convertible Preferred Stock affected thereby, (A) change the redemption date of the Convertible Preferred Stock; (B) raise the Conversion Price or reduce the Liquidation Preference, Dividend Rate or Redemption Price of the Convertible Preferred Stock; (C) adversely affect any of the conversion features of the Convertible Preferred Stock set forth in Section 7 hereof; or (D) reduce the percentage of outstanding Convertible Preferred Stock necessary to modify or amend the terms thereof or to grant waivers thereof;


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           (ii)  issue any shares of the capital stock of the Company ranking senior to, or pari passu with (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up) the Convertible Preferred Stock, or issue any securities convertible into or exchangeable for such shares, except shares of Common Stock; or

           (iii) take any action which is in violation of Article V of the Purchase Agreement.

           (c) The holders of shares of Convertible Preferred Stock shall have, in addition to their other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect two directors of the Company in accordance with this Section 5, and if, on any date after the Amendment Date, an Event of Default shall have occurred and be continuing, then the holders of the Convertible Preferred Stock shall have the right to elect one additional member of the Board.

           (d) (i) The foregoing rights of holders of shares of Convertible Preferred Stock to take any actions as provided in this Section 5 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof or pursuant to any written consent of stockholders.

           (ii) If the holders of the Convertible Preferred Stock have the right to elect one director pursuant to Section 5(c) above, or at any time with respect to the two directors the holder of the Convertible Preferred Stock is entitled to elect pursuant to Section 5(c) above, a proper officer of the Company, upon the written request of the holders of record of at least ten percent (10%) of the shares of Convertible Preferred Stock then outstanding, addressed to the Secretary of the Company, shall call a special meeting in lieu of the annual meeting of stockholders or a special meeting of the holders of Convertible Preferred Stock, for the purpose of electing directors. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Company within twenty (20) days after personal service of said written request upon the Secretary of the Company, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the holders of record of at least ten percent (10%) of the outstanding shares of Convertible Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any holder of Convertible Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

           (e) Any vacancy occurring in the office of director to be elected by the holders of Convertible Preferred Stock pursuant to Section 5(d) above may be filled by the remaining director elected by the holders of Convertible Preferred Stock unless and until such vacancy shall be filled by the holders of Convertible Preferred Stock. The term of office of the directors elected by the holders of Convertible Preferred Stock shall terminate upon the election of their successors at any meeting of stockholders held for the purpose of electing directors, and the rights of the holders of the Convertible Preferred Stock to elect members of the Board of Directors of the Company as provided herein shall terminate at such time as less than five percent (5%) of the Convertible Preferred Stock remains outstanding.


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           (f)   The directors elected by the holders of shares of Convertible
Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock. A special meeting of the holders of shares of Convertible Preferred Stock may be called in accordance with the procedures set forth in subparagraph (d) of this Section 5.

           6.  Redemption of Convertible Preferred Stock.

           (a) Upon at least thirty (30) Business Days prior written notice to the Company by any of the holders of the Convertible Preferred Stock (the "Redemption Notice"), which written notice may not be sent for a redemption prior to fifty-four months from the Amendment Date, the Company shall redeem, at the redemption price equal to the sum of the Liquidation Preference per share plus an amount equal to all accrued and unpaid dividends per share thereon (the "Redemption Price"), the number of shares of Convertible Preferred Stock specified in such notice, up to one-third of the shares issued on the Original Issue Date if the Redemption Notice is given for a redemption on or after fifty-four months from the Amendment Date, up to two-thirds of such amount if given for a redemption on or after sixty-six months from the Amendment Date and up to all such shares if given for a redemption on or after seventy-eight months from the Amendment Date and for a period of one year thereafter. If the Required Holders so elect, on or after seventy-eight months from the Amendment Date but before one hundred fourteen months from the Amendment Date or at any time upon the occurrence of an Organic Change, the Company shall redeem all of the outstanding shares of Convertible Preferred Stock; provided, however, that solely for the purposes of this Section 6(a), an Organic Change of the type referred to in clause (c) of the definition of Organic Change shall not be deemed an Organic Change for purposes of this Section 6(a) if, immediately after consummation of the Organic Change, the stockholders of Company (as determined immediately prior to such Organic Change) own at least 35% of the voting capital stock of the surviving entity. Such redemption rights shall expire one hundred fourteen months from the Amendment Date except upon the occurrence of an Organic Change.

           (b) Upon receipt of a Redemption Notice, the Company shall fix a date for redemption (the "Redemption Date"), which shall be no later than thirty
(30) Business Days after the date of the Redemption Notice. Within five (5) business days following receipt of any Redemption Notice, the Company shall notify each other holder of record of shares of Convertible Preferred Stock and Series B Preferred Stock which has not made a redemption request at such time, specifying the name of the holder or holders who have given the Redemption Notice and the number of shares covered by such request. Each other holder shall then have a period of fifteen (15) Business Days following the date of such notice from the Company in which to provide to the Company a Redemption Notice in order for the Company to simultaneously redeem their shares of Convertible Preferred Stock and Series B Preferred Stock which are then subject to redemption. The redemption of any shares of Series B Preferred Stock will be made pursuant to the terms set forth in the Certificate of Designations with respect thereto. Each holder of Convertible Preferred Stock who has given the Company a Redemption Notice shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Company, duly endorsed for transfer in the manner and at the place designated by the Company in a notice to the redeeming holders, and thereupon the Redemption Price for such shares shall be payable in cash on the Redemption Date to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate

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shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

           (c) Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the holders of such shares redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than to receive the Redemption Price without interest.

           (d) If, at the time of any redemption pursuant to this Section 6, the funds of the Company legally available for redemption of Convertible Preferred Stock are insufficient to redeem the number of shares required to be redeemed, those funds which are legally available shall be used to redeem the maximum possible number of such shares, pro rata based upon the number of shares to be redeemed. At any time thereafter when additional funds of the Company become legally available for the redemption of Convertible Preferred Stock, such funds shall immediately be used to redeem the balance of the shares of Convertible Preferred Stock which the Company has become obligated to redeem pursuant to this subparagraph, but which it has not redeemed.

           (e) The Company may not otherwise redeem or repurchase the Convertible Preferred Stock.

           (f) Notwithstanding anything to the contrary herein, the rights granted under this Section 6 shall be subordinate to the redemption rights of the holders of the Series B Preferred Stock. In the event the holders of the Series B Preferred Stock exercise the redemption rights provided for in the Certificate of Designations of the Series B Preferred Stock, the available funds of the Company shall first be used to satisfy such redemption request. Any funds available after satisfaction in full of the redemption rights of the holders of the Series B Preferred Stock shall be available for redemption of the Convertible Preferred Stock pursuant to this Section 6.

           7. Conversion. (a) Subject to the provisions for adjustment hereinafter set forth, each share of Convertible Preferred Stock shall be convertible at any time after the earlier of (i) the ninetieth (90th) day following the Amendment Date, or (ii) the effective date of an amendment to the Articles of Incorporation of the Company increasing the number of authorized shares of Common Stock to 500,000,000 and from time to time thereafter, at the option of the holder thereof (such conversion, an "Optional Conversion") into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Convertible Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Conversion Ratio." The Conversion Ratio shall initially be one (1), subject to adjustment from time to time pursuant to paragraph (f) of this Section 7. No fractional shares shall be issued upon the conversion of any shares of Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Current Market Price of such fraction on the date of conversion.

           (b) (i) An Optional Conversion of the Convertible Preferred Stock may be effected by any such holder upon the surrender to the Company at the principal office of the Company of the certificate for such Convertible Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified number of such shares (which may be fractional shares) in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Upon an Optional Conversion of any shares of Convertible Preferred Stock, dividends on the Convertible Preferred Stock so converted shall cease to accumulate, and the Company shall pay the holder thereof all accrued and unpaid dividends owing in respect of such shares so converted, which dividends shall be paid when declared by the Board.

           (ii) In case the written notice specifying the name or name in which such holder wishes the certificate or certificates for shares of Common Stock to be issued shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Convertible Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted.

           (iii) In the case of an Optional Conversion, such conversion shall be deemed to have been made at the close of business on the date of giving the written notice referred to in the first sentence of (b)(i) above and of such surrender of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

           (c) In case any shares of Convertible Preferred Stock are to be redeemed pursuant to Section 6, all rights of conversion shall cease and terminate as to the shares of Convertible Preferred Stock to be redeemed at the close of business on the Business Day next preceding the date fixed for redemption unless the Company shall default in the payment of the Redemption Price.

           (d) The Conversion Ratio shall be subject to adjustment from time to time in certain instances as hereinafter provided.

           (e) The Company shall at all times reserve, and keep available for issuance upon the conversion of the Convertible Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Convertible Preferred Stock.

           (f) The Conversion Ratio will be subject to adjustment from time to time as follows:

           (i) In case the Company shall at any time or from time to time after the Original Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Convertible Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (i) in connection with any transaction to which paragraph (g) applies.

           (ii) In case the Company shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) after the Original Issue Date, other than issuances covered by clause (i) above and Permitted Issuances, at a price per share (or having an exercise, conversion or exchange price per share) less than the Conversion Price as of the date of issuance of such shares or of such rights, warrants or other convertible or exchangeable securities, then, and in each such case, the Conversion Price shall be reduced (but not increased) to a price determined by dividing (A) an amount equal to the sum of (x) the number of shares of Fully Diluted Outstanding Common Stock outstanding immediately prior to such issue multiplied by the then existing Conversion Price, plus (y) the consideration, if any, received by Company upon such issue, by (B) the total number of shares of Fully Diluted Outstanding Common Stock outstanding immediately after such issue or sale. The Conversion Ratio shall be adjusted to equal the Liquidation Preference divided by the Conversion Price. For the purpose of determining the consideration received by the Company upon any such issue pursuant to clause (y) above, if the consideration received by the Company is other than cash, its value will be deemed its Fair Market Value, as determined in good faith by the Board of Directors of the Company.

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

           (iii) An adjustment made pursuant to clause (ii) above shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of clause (ii), the aggregate consideration received by the Company in connection with the issuance of shares of Common Stock or of rights, warrants or other securities exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price of all such Common Stock and such rights, warrants, or other exchangeable or convertible securities plus the minimum aggregate amount, if any, receivable upon exchange or conversion of any such exchangeable or convertible securities into shares of Common Stock.

           (iv) In case the Company shall at any time or from time to time after the Original Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph (f), then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Convertible Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (1) the applicable Conversion Ratio on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock at such record date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value of such dividend or distribution per share of Common Stock. No adjustment shall be made pursuant to this clause (v) in connection with any transaction to which paragraph (g) applies.

           (v) For purposes of this paragraph (f), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company or any of its subsidiaries.

           (vi) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (f) or in the Conversion Ratio then in effect shall be required by reason of the taking of such record.

           (vii) Anything in this paragraph (f) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Ratio by at least one-tenth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Ratio by at least one-tenth of one share of Common Stock, such change in Conversion Ratio shall thereupon be given effect.

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

           (viii) If any option or warrant expires or is cancelled without having been exercised, then, for the purposes of the adjustments set forth above, such option or warrant shall have been deemed not to have been issued and the Conversion Ratio shall be adjusted accordingly. No holder of Common Stock which was previously issued upon conversion of Convertible Preferred Stock shall have any obligation to redeem or cancel any such shares of Common Stock as a result of the operation of this paragraph
     (viii).

           (g) In case of any Organic Change (or any other merger or consolidation to which the Company is a party, which for purposes of this paragraph (g) shall be deemed an Organic Change), each share of Convertible Preferred Stock then outstanding, other than those shares to be redeemed pursuant to Section 6 hereof, shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Organic Change, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Organic Change by a holder of that number of shares of Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Organic Change (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Organic Change). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 7 shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

           (h) In case at any time or from time to time the Company shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of the Company or consolidation or merger of the Company with or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give at least 20 days' prior written notice to the registered holders of the Convertible Preferred Stock at the addresses of each as shown on the books of the Company as of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Organic Change to which paragraph (g) applies the Company shall give at least 30 days' prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

           8. Reports as to Adjustments. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in Section 7, then, and in each such case, the Company shall promptly deliver to each holder of the Convertible Preferred Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the event

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

requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion granted by Section 7, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Convertible Preferred Stock may be given in advance.

        9. Certain Covenants. Any registered holder of Convertible Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

        10. No Reissuance of Preferred Stock. No Convertible Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

        11. Notices. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 2859 Paces Ferry Road, Suite 1740, Atlanta, Georgia 30339, or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Convertible Preferred Stock at their addresses appearing on the books of the Company.

        IN WITNESS WHEREOF, TRANSIT GROUP, INC. has caused this Certificate to be signed by its President and Secretary, respectively, on this 10th day of April, 2001.



                                 /s/ Philip A. Belyew
                                 ------------------------------------
                                 PHILIP A. BELYEW, President


                                 /s/ James G. Overley
                                 ------------------------------------
                                 JAMES G. OVERLEY, Secretary



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